Exhibit 4.1

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

Dated as of January 30, 2015

TO THE INDENTURE

Dated as of April 29, 2014

by

RCS CAPITAL CORPORATION,

as Issuer

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

THIS THIRD SUPPLEMENTAL INDENTURE dated as of January 30, 2015 (this “Third Supplemental Indenture”), is made by RCS CAPITAL CORPORATION, a Delaware corporation (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, an Indenture dated as of April 29, 2014 (as amended by the First Supplemental Indenture dated as of May 5, 2014 and the Second Supplemental Indenture dated July 23, 2014, the “Indenture”), was executed by and between the Issuer and the Trustee, relating to the Issuer’s 5.00% Convertible Senior Notes due 2021 (the “Notes”);

WHEREAS, on December 12, 2014, the Company and certain holders of Notes identified therein (the “Investors”) entered into a Securities Exchange Agreement (the “Exchange Agreement”);

WHEREAS, on December 19, 2014, the transactions contemplated by the Exchange Agreement, including the issuance of 5,800,000 shares of Series B Preferred Stock and 4,400,000 shares of the Company’s newly issued 7% Series C Convertible Preferred Stock, par value $0.001 per share, to the Investors in exchange for 11,584,427 outstanding shares of the Company’s existing 7% Series A Convertible Preferred Stock, par value $0.001 per share, held by the Investors, closed;

WHEREAS, Section 6.4 of the Exchange Agreement provides that, following the closing of the transactions contemplated by the Exchange Agreement, each of the Issuer and the Investors, in their capacity as holders of Notes, will amend, and cause the Trustee to amend, by entry into a supplemental indenture, the Indenture, as set forth herein;

WHEREAS, pursuant to Section 10.02 of the Indenture, with the consent (evidenced as provided in Article VIII of the Indenture) of the Holders (as defined in the Indenture) of at least a majority of the aggregate principal amount of Notes then outstanding (or, pursuant to Section 10.02(d) of the Indenture with respect to any change that adversely affects the conversion rights of any Notes, each holder of an outstanding Notes affected), the Issuer, when authorized by the resolutions of the Board of Directors of the Company (the “Board”), and the Trustee may enter into a supplemental indenture for the purpose of making any change to the Indenture;

WHEREAS, the written consent of the Holders of all the Notes issued and outstanding as of the date hereof and sufficient to meet the requirements for entry into this Third Supplemental Indenture has been delivered by the Company to the Trustee;

WHEREAS, the Board has authorized the Issuer to enter into this Third Supplemental Indenture;

WHEREAS, in accordance with Section 10.02 of the Indenture, this Third Supplemental Indenture shall amend the Indenture as set forth herein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree to the following provisions:

Article 1

AMENDMENTS TO THE INDENTURE

Section 1.1    Amendment to Section 1.01 of the Indenture. Section 1.01 of the Indenture shall be amended to include the following definitions:

““Adjustment Additional Shares” shall have meaning specified in Section 14.04(d).

“Adjustment Price” shall have meaning specified in Section 14.04(d).

“Common Shares” means shares of any capital stock of any class or series of the Issuer (including, on December 19, 2014, Common Stock) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Issuer and which is not subject to redemption by the Issuer.

“Series B Preferred Stock” means the Issuer’s 11% Series B Preferred Stock, par value $0.001 per share.””

Section 1.2    Amendment to Section 4.13(b) of the Indenture. Section 4.13(b) of the Indenture shall be amended to include a new subsection (xii) as follows:

“(xii) the Issuer may redeem shares of Series B Preferred Stock, pursuant to Section 5(a) of the Certificate of Designation governing the Series B Preferred Stock if such redemption is permitted (including as a result of any consent to, or waiver of any restrictions applicable to, such redemption) under all Credit Facilities which are outstanding at such time.”

Section 1.3    Amendment to Section 14.02(k) of the Indenture. Section 14.02(k) of the Indenture shall be amended and restated in its entirety as follows:

“(i) At any time when a Holder then beneficially owns 9.9% or less, but greater than 4.9%, of the Common Shares outstanding and notwithstanding any other provision contained herein or in the Certificate of Incorporation of the Issuer, in no event will such Holder be allowed to accept Common Shares issuable upon conversion of the Notes (taking into account Common Shares owned by any Person deemed to be, with respect to such shares, a beneficial owner and, in respect of Luxor Capital Group LP together with and any of its Affiliates that own Notes, Common Shares issuable upon conversion of the Notes or otherwise) that, when taken together with Common Shares otherwise held, collectively exceeds 9.9% of the Common Shares outstanding on the Trading Day immediately preceding the Conversion Date (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion). Each Holder, on the one hand, and the Issuer, on the other hand, agrees that the provisions of this Section 14.02(k)(i) are for the benefit of such Holder and can be waived by such Holder on 65 days’ prior written notice to the Issuer.

(ii) At any time when a Holder then beneficially owns 4.9% or less of the Common Shares outstanding and notwithstanding any other provision contained herein or in the Certificate of Incorporation of the Issuer, in no event will such Holder be allowed to accept Common Shares issuable upon conversion of the Notes, (taking into account Common Shares owned by any Person deemed to be, with respect to such shares, a beneficial owner or a member of a group and, in respect of Luxor Capital Group LP together with and any of its Affiliates that own Notes, Common Shares issuable upon conversion of the Notes or otherwise) that, when taken together with Common Shares otherwise held, collectively exceeds 4.9% of the Common Shares outstanding on the Trading Day immediately preceding the Conversion Date (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion). Each Holder, on the one hand, and the Issuer, on the other hand, agrees that the provisions of this Section 14.02(k)(ii) are for the benefit of such Holder and can be waived by such Holder on 65 days’ prior written notice to the Issuer.

(iii) As used in this Section 14.02(k), (A) the terms “beneficially owns” and “beneficially owned” shall be construed to be as defined in Rules 13d-3 and 13d-5 under the Exchange Act, and (B) the term “group” shall be construed to be as used in Regulation 13D under the Exchange Act.”

Section 1.4    Section 14.02(m) of the Indenture. Section 14.02(m) of the Indenture shall be amended and restated in its entirety as follows:

“In no event will a Holder be allowed to accept Common Shares issuable upon conversion of Notes that would result in the ownership of an aggregate number of Common Shares, when taken together with any other Common Shares then held by such Holder and persons aggregated with such Holder under FINRA rules, in excess of 24.9% of the Common Shares outstanding on the Trading Day immediately preceding the Conversion Date (each as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of Common Shares resulting from such conversion) (the “24.9% Share Cap”), unless such ownership of Common Shares in excess of the 24.9% Share Cap is duly approved in advance by FINRA.”

Section 1.5    Amendment to Section 14.04(d) of the Indenture. Section 14.04(d) of the Indenture shall be amended and restated in its entirety as follows:

“If, at any time or from time to time after the Issue Date, the Issuer issues or sells any shares of Common Stock (other than in connection with any underwritten public offering, issuances to unaffiliated third parties for an acquisition on an arm’s-length basis and the issuance pursuant to that certain Contribution Agreement dated as of April 3, 2014, between the Issuer and RCAP Holdings related to the acquisition of all the outstanding equity interests in First Allied by the Issuer from RCAP Holdings) (“Adjustment Additional Shares”) for a consideration per share that is less than the Current Market Price on the Business Day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Adjustment Additional Shares, then the Conversion Rate shall be adjusted to an amount determined by multiplying the Conversion Rate theretofore in effect by a fraction of which (x) the numerator equals the product of (i) the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale and (B) the number of additional shares of Common Stock issued or sold, multiplied by (ii) the Adjustment Price, and (y) the denominator is the sum of (i) the product of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by (B) the greater of (1) the Conversion Price theretofore in effect and (2) the Closing Price on the date preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Adjustment Additional Shares (the greater of (1) and (2) above hereinafter referred to as the “Adjustment Price”) and (ii) the aggregate consideration receivable by the Issuer for the total number of shares of Common Stock so issued or sold. An adjustment made pursuant to this Section 14.04(d) shall be made on the next Business Day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.”

Section 1.6    Amendment to Section 14.02(l) of the Indenture. Section 14.02(l) of the Indenture shall be amended and restated in its entirety as follows:

“[Reserved].”

Article 2

MISCELLANEOUS

Section 2.1    Trustee Matters. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Third Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee is not responsible for the validity or sufficiency of this Third Supplemental Indenture, or for the recitals contained herein.

Section 2.2    Ratification. The Indenture is in all respects ratified and confirmed, and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument; provided, however, that in case of conflict between this Third Supplemental Indenture and the Indenture, this Third Supplemental Indenture shall control.

Section 2.3    Counterpart Originals. This Third Supplemental Indenture may be simultaneously executed (including by facsimile or other electronic transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 2.4     Severability. In the event any one or more provisions contained in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5    Effect of Headings. The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.6     Defined Terms. Any capitalized term used but not defined herein shall have the meaning set forth in the Indenture.

Section 2.7    Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the undersigned have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

RCS CAPITAL CORPORATION

By: /s/ Brian D. Jones

Name: Brian D. Jones
Title: Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

By: /s/ Jane Schweiger

Name: Jane Schweiger
Title: Vice President

[Signature Page to Third Supplemental Indenture]